[LOGO]                                           The Brink's Company
                                                 1801 Bayberry Court
                                                 P.O. Box 18100
                                                 Richmond, VA 23226-8100 USA
 PRESS RELEASE                                   Tel. 804.289.9600
                                                 Fax 804.289.9760

Contact:                                         FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709


                               The Brink's Company
                          Reports Third Quarter Results


RICHMOND, Va., (October 30, 2003) - The Brink's Company (NYSE: BCO) reported income from continuing operations for the quarter ended September 30, 2003 of $11.1 million, or $0.21 per share, after deducting costs of $17.2 million ($11.2 million after tax) associated with the retained obligations of former coal operations. For the same period one year ago, income from continuing operations was $20.7 million, or $0.38 per share. Last year's third quarter results did not include similar costs associated with the retained obligations of former coal operations.

     Revenue in the third quarter of 2003 increased 6% over last year's third quarter to $1.01 billion. All business units reported higher revenues, with Brink's, Incorporated and BAX Global benefiting from stronger European currencies relative to the U.S. dollar.

     Operating profit in the quarter just ended was $21.9 million after deducting $17.2 million of costs associated with retained obligations of the former coal operations. Operating profit of $33.5 million in last year's third quarter did not include expenses related to the former coal operations for 2002 since such costs had been recorded previously within discontinued operations. In the current period, the Company reported higher year-over-year operating profits for its Business and Security Services units as stronger performance at Brink's, Incorporated and Brink's Home Security more than offset poorer results at BAX Global, which was affected by lower demand for expedited freight services in the United States.

                                  -- more --                                  1

     "We continued to achieve strong performance in our Brink's Home Security business and saw solidly improved performance in international operations at Brink's, Incorporated and in BAX Global's Asian operations," said Michael T. Dan, President and Chief Executive Officer of The Brink's Company. "However, lower domestic overnight heavy freight volume continued to negatively impact BAX Global's results here in the U.S.," he added.

     In the third quarter last year, the Company received a $5.9 million (before tax) payment under the Air Transportation Safety and System Stabilization Act. The benefit from such payment was reported as a non-operating income item.

     Results of operations of the Company's natural gas and timber operations have been reclassified to discontinued operations for all periods presented. The Company completed the sale of its natural gas operations in August 2003 and expects to complete the sale of its timber operations by the end of the year. The Company recorded income from discontinued operations in the third quarter of 2003 of $38.9 million (after tax), or $0.73 per diluted share, primarily related to a gain on the sale of its natural gas business. As a result, net income for the quarter ended September 30, 2003 was $50.0 million, or $0.94 per diluted share, compared with $22.1 million, or $0.41 per diluted share in the prior year's period.

     The provision for income taxes for both the quarter and nine months ended September 30, 2003 has been reduced from more normal levels primarily as a result of the recording of a one-time benefit from the completion of an examination of certain of the Company's prior years' tax returns.

     For the nine months ended September 30, 2003, revenues were $2.91 billion compared with $2.75 billion in the comparable period in 2002. Net income for the first nine months of 2003 was $54.4 million, or $1.03 per diluted share, compared with $49.3 million, or $0.92 per diluted share a year ago. Income from continuing operations was lower in 2003 than in the year earlier period largely due to the inclusion in 2003 of expenses related to former coal operations. The reduction in income from continuing operations was more than offset by the gain included in discontinued operations from the sale of the natural gas business.

                                   -- more --                                 2

                     Third Quarter Business Unit Performance

Brink's, Incorporated ("Brink's")
---------------------------------
     Brink's revenue of $427.2 million increased 10% during the third quarter as compared with the prior year's period, with all major geographic regions contributing to the increase. International revenue this quarter was up more than 16% over the level of the third quarter a year ago, primarily due to the effects of the strengthening of European currencies compared to the U.S. dollar. This positive effect on revenue was partially offset by the effect of a stronger U.S. dollar relative to South American currencies. North American revenue increased 2% over the third quarter of 2002.

     Brink's operating profit in the quarter ended September 30, 2003 more than doubled to $33.4 million from last year's weak third quarter, reflecting significantly improved operations in South America and Europe.


Brink's Home Security
---------------------
     Revenue increased 9% to $78.9 million in the third quarter as compared to the same period last year due primarily to growth in the subscriber base. Operating profits of $18.1 million in the third quarter were 27% higher than in the prior year's quarter. An increase in operating profit from recurring services resulted primarily from the growth of the subscriber base, a lower disconnect rate and more efficient service operations.

     The annualized disconnect rate for the current year's quarter improved to 7.4% compared to 7.9% a year earlier. The Company added 32,600 new subscribers during the quarter, a 22% increase over the number of new subscribers in the third quarter last year. At September 30, 2003, Brink's Home Security had more than 813,000 subscribers.

                                   -- more --                                 3

BAX Global
----------
     Worldwide revenue at BAX Global increased to $493.3 million in the third quarter, 2% higher than in the same period last year. International revenue increased 11% reflecting the effects of the weaker U.S. dollar relative to European and Asian currencies and stronger Asia Pacific activity. In the Americas region, revenue decreased more than 6% in comparison to last year's third quarter as lower U.S. volume combined with the effects of a shift towards deferred products from overnight shipments and lower third party air charter activity to more than offset higher revenues in supply chain management. Last year's performance was bolstered by the effects of the West Coast dock strike.

     BAX Global reported an operating loss of $5.3 million for the third quarter of 2003 compared to operating profit of $9.9 million in the same period in 2002. The loss in the current period reflects lower revenue and reduced margins in the Americas operations.

                   Disposition of Natural Resources Businesses

     In keeping with its strategy of focusing on business and security services, the Company has continued its efforts to dispose of its remaining natural resources operations, following its exit from the coal business at the end of 2002.

     The Company has recently reached several important milestones in this process, including:

     o The signing of definitive agreements in July to sell its natural gas and timber assets;

     o The closing of the natural gas transaction in August for cash proceeds of $81 million;

     o The signing of definitive agreements in October to sell a majority of its remaining West Virginia coal assets, and

     o The sale on October 16, 2003 of all of its shares in an Australian gold and nickel mining and exploration company, for approximately $19 million.


                                   -- more --                                 4

                            VEBA and Pension Funding

     During the quarter just ended, the Company contributed $50 million to its Voluntary Employees Beneficiary Association Trust (VEBA), a tax efficient vehicle for funding the Company's future obligations for postretirement medical benefits. This contribution raised the value of the assets in the VEBA to approximately $100 million as of September 30, 2003.

     In October, the Company contributed $20 million to its primary pension plan covering U. S. employees and retirees.


                                     Summary

     "The actions we have taken to dispose of non-strategic assets and to provide funding for our liabilities further demonstrates our resolve to follow through on a key element of our strategy, " said Michael Dan.

     "At Brink's, Incorporated our people have worked hard to return operating performance to reasonable levels. We expect to sustain this performance in the fourth quarter. The strong results at Brink's Home Security reflect the skill and hard work of its more than 2,600 employees. We expect they will continue this record of achievement. Our people at BAX Global have continued to build on their past successes in Asia and supply chain management while facing difficult economic conditions here and in Europe. They are committed to taking further steps to return to profitability while remaining well-positioned to take advantage of economic recovery," added Michael Dan.


                                   -- more --                                 5

This release contains both historical and forward-looking information. Statements regarding consummation of the sale of the timber operations and anticipated performance at each of the operations, among others, involve forward-looking information which is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated. Such risks, uncertainties and contingencies, many of which are beyond the control of The Brink's Company and its subsidiaries, include, but are not limited to, the satisfaction of closing conditions typical for timber transactions, such as the ability to obtain insurance, the impact of operational improvements in the security operations and the timing of any such impact, the ability of Brink's Home Security to continue to maintain its subscriber growth and low disconnect rate, the ability to identify and execute cost and operational improvements in the core businesses, IT costs and costs associated with ongoing contractual obligations, pension plan and other employee obligations, labor relations, safety and security performance, overall domestic and international economic, political, social and business conditions, capital markets performance, the strength of the U.S. dollar relative to foreign currencies, interest rates, inflation, new government regulations and legislative initiatives, domestic and international demand for services of the subsidiaries of The Brink's Company, pricing and other competitive factors, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer. The information included in this release is representative only as of the date of this release, and The Brink's Company undertakes no obligation to update any information contained in this release.

About The Brink's Company
The Brink's Company (NYSE: BCO) is a global leader in business and security services. The Company's three main businesses are Brink's, Incorporated, the world's premier provider of secure transportation and cash management services; Brink's Home Security, one of the largest and most successful residential alarm companies in North America; and BAX Global, an industry leader in global supply chain management and transportation solutions. For more information, please visit The Brink's Company website at www.brinkscompany.com, or call toll free 877-275-7488.

Conference Call
The Company will host a conference call today, October 30, at 11:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing (877) 346-4093 within North America or (706) 679-4453 from outside North America, or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through November 7, 2003 by calling (800) 642-1687 within North America or (706) 645-9291 outside North America and entering confirmation number 3551344. A webcast replay will be available at www.brinkscompany.com through November 14, 2003.

                               The Brink's Company
                                and Subsidiaries

                 Condensed Consolidated Statements of Operations
                     (In millions, except per share amounts)
                                   (Unaudited)




                                                            Three Months Ended                    Nine Months Ended
                                                               September 30,                        September 30,
                                                          2003              2002               2003              2002
-----------------------------------------------------------------------------------------------------------------------
Revenues                                         $     1,005.2            946.5             2,905.4           2,752.3

Expenses:
Operating expenses                                       858.9            794.4             2,504.3           2,308.1
Selling, general and administrative expenses             131.4            120.9               382.8             346.9
-----------------------------------------------------------------------------------------------------------------------
   Total expenses                                        990.3            915.3             2,887.1           2,655.0
Other operating income, net                                7.0              2.3                14.9               5.0
-----------------------------------------------------------------------------------------------------------------------
   Operating profit                                       21.9             33.5                33.2             102.3

Interest expense                                          (6.6)            (5.3)              (19.6)            (17.1)
Interest and other income, net                             0.7              0.2                 6.7              (0.1)
Stabilization Act compensation                             -                5.9                 -                 5.9
Minority interest                                         (2.8)            (0.6)               (5.4)             (1.8)
-----------------------------------------------------------------------------------------------------------------------
   Income from continuing operations
     before income taxes                                  13.2             33.7                14.9              89.2
Provision for income taxes                                 2.1             13.0                 2.7              32.9
-----------------------------------------------------------------------------------------------------------------------

   Income from continuing operations                      11.1             20.7                12.2              56.3

Income (loss) from discontinued operations,
   net of tax                                             38.9              1.4                42.2              (7.0)
-----------------------------------------------------------------------------------------------------------------------
Net income                                       $        50.0             22.1                54.4              49.3
=======================================================================================================================

Basic net income (loss) per common share:
   Continuing operations                         $        0.21              0.38               0.23              1.06
   Discontinued operations                                0.73              0.03               0.80             (0.13)
-----------------------------------------------------------------------------------------------------------------------
                                                 $        0.94              0.41               1.03              0.93
-----------------------------------------------------------------------------------------------------------------------
Diluted net income (loss) per common share:
   Continuing operations                         $        0.21              0.38               0.23              1.05
   Discontinued operations                                0.73              0.03               0.80             (0.13)
-----------------------------------------------------------------------------------------------------------------------
                                                 $        0.94              0.41               1.03              0.92
=======================================================================================================================

See accompanying notes.

                               The Brink's Company
                                and Subsidiaries

                      Condensed Consolidated Balance Sheets
                                  (In millions)




                                                                September 30,     December 31,
                                                                    2003              2002
----------------------------------------------------------------------------------------------
                                                                (Unaudited)
Assets
Current assets                                               $       882.2               782.0
Property and equipment, net                                          861.2               871.2
Goodwill, net                                                        238.5               227.9
Voluntary Employees' Beneficiary Association trust                    99.9                18.2
Other assets                                                         543.2               560.6
----------------------------------------------------------------------------------------------
   Total assets                                              $     2,625.0             2,459.9
==============================================================================================

Liabilities and shareholders' equity
Current liabilities                                          $       859.2               793.3
Long-term debt                                                       286.6               304.2
Accrued pension costs                                                120.9               122.6
Other liabilities                                                    884.1               858.6
----------------------------------------------------------------------------------------------
   Total liabilities                                               2,150.8             2,078.7
Shareholders' equity                                                 474.2               381.2
----------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                $     2,625.0             2,459.9
==============================================================================================

See accompanying notes.

                               Segment Information
                                  (In millions)
                                   (Unaudited)


                                                     Three Months Ended                  Nine Months Ended
                                                       September 30,                       September 30,
                                                    2003            2002               2003              2002
---------------------------------------------------------------------------------------------------------------
Revenues:
   Brink's                                  $      427.2          387.6             1,229.3           1,188.7
   Brink's Home Security                            78.9           72.2               229.3             209.6
   BAX Global                                      493.3          483.3             1,430.3           1,343.0
---------------------------------------------------------------------------------------------------------------
     Business and Security Services                999.4          943.1             2,888.9           2,741.3
   Other                                             5.8            3.4                16.5              11.0
---------------------------------------------------------------------------------------------------------------
     Revenues                               $    1,005.2          946.5             2,905.4           2,752.3
===============================================================================================================

Operating profit (loss):
   Brink's                                  $       33.4           16.1                68.0              67.6
   Brink's Home Security                            18.1           14.2                52.5              45.0
   BAX Global                                       (5.3)           9.9               (13.3)              6.4
---------------------------------------------------------------------------------------------------------------
     Business and Security Services                 46.2           40.2               107.2             119.0
   Former coal operations                          (17.2)            -                (51.7)              -
   Corporate and other                              (7.1)          (6.7)              (22.3)            (16.7)
---------------------------------------------------------------------------------------------------------------
     Operating profit                       $       21.9           33.5                33.2             102.3
===============================================================================================================

See accompanying notes.

                               The Brink's Company
                                and Subsidiaries

                           Other Financial Information
                    (In millions, except as otherwise noted)
                                   (Unaudited)


                                                Three Months Ended                    Nine Months Ended
                                                   September 30,                        September 30,
                                                2003            2002                  2003           2002
-----------------------------------------------------------------------------------------------------------
Brink's:
Revenues:
North America                             $    179.6          175.6                 531.2           516.7
International                                  247.6          212.0                 698.1           672.0
-----------------------------------------------------------------------------------------------------------
   Revenues                               $    427.2          387.6               1,229.3         1,188.7
===========================================================================================================
Operating profit:
North America                             $     14.3           13.0                  35.6            37.1
International                                   19.1            3.1                  32.4            30.5
-----------------------------------------------------------------------------------------------------------
   Segment operating profit               $     33.4           16.1                  68.0            67.6
===========================================================================================================

Brink's Home Security:
Revenues                                  $     78.9           72.2                 229.3           209.6
===========================================================================================================
Operating profit:
Recurring services                        $     31.7           26.5                  93.4            81.1
Investment in new subscribers                  (13.6)         (12.3)                (40.9)          (36.1)
-----------------------------------------------------------------------------------------------------------
   Segment operating profit               $     18.1           14.2                  52.5            45.0
===========================================================================================================

Monthly recurring revenues                                                 $         22.7            20.5
Annualized disconnect rate                       7.4%           7.9%                  7.1%            7.4%

Number of subscribers (in thousands):
   Beginning of period                         795.6          738.6                 766.7           713.5
   Installations                                32.6           26.8                  88.3            77.7
   Disconnects                                 (15.0)         (14.7)                (41.8)          (40.5)
-----------------------------------------------------------------------------------------------------------
End of period                                  813.2          750.7                 813.2           750.7
Average number of subscribers                  804.3          744.2                 788.8           732.1
===========================================================================================================

BAX Global:
Revenues:
Americas                                  $    238.7          255.8                 708.9           729.1
International                                  273.2          245.2                 775.9           664.6
Eliminations/other                             (18.6)         (17.7)                (54.5)          (50.7)
-----------------------------------------------------------------------------------------------------------
   Revenues                               $    493.3          483.3               1,430.3         1,343.0
===========================================================================================================
Operating profit (loss):
Americas                                  $    (11.3)           4.0                 (31.6)          (10.3)
International                                    8.9            9.3                  24.3            25.4
Other                                           (2.9)          (3.4)                 (6.0)           (8.7)
-----------------------------------------------------------------------------------------------------------
   Segment operating profit (loss)        $     (5.3)           9.9                 (13.3)            6.4
===========================================================================================================

Intra-U.S. revenue                        $    118.1          124.9                 336.1           349.3
Worldwide expedited freight services:
   Revenues                               $    370.3          375.3               1,078.0         1,038.9
   Weight in pounds                            391.3          398.1               1,141.6         1,118.6
===========================================================================================================

See accompanying notes.

                               The Brink's Company
                                and Subsidiaries

                           Other Financial Information
                                  (In millions)
                                   (Unaudited)



                                                             Three Months Ended                    Nine Months Ended
                                                                September 30,                        September 30,
                                                           2003              2002                  2003          2002
------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization:
   Brink's                                             $   17.5              15.9                 50.5            45.7
   Brink's Home Security                                   12.1              11.3                 35.5            32.0
   BAX Global                                              11.9              10.5                 36.0            32.0
------------------------------------------------------------------------------------------------------------------------
     Business and Security Services                        41.5              37.7                122.0           109.7
   Corporate and other                                      1.7               0.8                  4.9             2.3
------------------------------------------------------------------------------------------------------------------------
     Depreciation and amortization                     $   43.2              38.5                126.9           112.0
========================================================================================================================

Other BHS cash flow information:
   Impairment charges from subscriber disconnects      $    9.9               9.4                 26.0            24.8
   Amortization of deferred revenue                        (6.7)             (6.2)               (18.9)          (18.0)
   Deferred subscriber acquisition costs
     (current year payments)                               (4.8)             (4.5)               (13.7)          (12.9)
   Deferred revenue from new subscribers
     (current year receipts)                                7.5               6.9                 20.7            20.2
========================================================================================================================

Capital expenditures:
   Brink's                                             $   19.3              21.6                 54.2            55.1
   Brink's Home Security                                   25.9              22.3                 71.9            63.0
   BAX Global                                               5.6               6.0                 18.6            15.8
------------------------------------------------------------------------------------------------------------------------
     Business and Security Services                        50.8              49.9                144.7           133.9
   Corporate and other                                      1.0               2.9                  2.4             5.1
------------------------------------------------------------------------------------------------------------------------
     Capital expenditures                              $   51.8              52.8                147.1           139.0
========================================================================================================================

See accompanying notes.

                               The Brink's Company
                                and Subsidiaries

                         Notes to Financial Information
                                   (Unaudited)


(1) The Brink's Company (along with its subsidiaries, the "Company") has three operating segments within its "Business and Security Services" businesses:

                        o   Brink's, Incorporated ("Brink's")
                        o   Brink's Home Security, Inc. ("BHS")
                        o   BAX Global Inc. ("BAX Global")

         The Company also has significant assets, including approximately $100 million of assets held by its Voluntary Employees' Beneficiary Association trust ("VEBA"), and liabilities associated with its former coal operations and expects to have significant ongoing net expenses and cash outflows related to former coal operations.

         As discussed in more detail below, the Company sold its natural gas business in the third quarter of 2003, sold a portion of its gold assets in the fourth quarter of 2003, and has agreed to sell its timber business and substantially all of its remaining coal properties located in West Virginia. The timber and coal transactions are expected to close in late 2003.


(2) Prior to 2003, expenses related to former coal operations were classified as part of discontinued operations. In 2003, the Company began recognizing coal-related expenses as a part of continuing operations.

         Costs of former coal operations included in continuing operations


                                                    Three Months Ended         Nine Months Ended
                                                       September 30,             September 30,
         (In millions)                                     2003                      2003
         ---------------------------------------------------------------------------------------
         Company-sponsored postretirement
           benefits other than pensions             $        12.5                    37.2
         Black lung                                           1.4                     4.3
         Pension                                             (0.4)                   (0.7)
         Administrative, legal and other
           expenses, net                                      2.6                     6.4
         Idle and closed mine expense, net of
           other income                                       1.1                     4.5
         ---------------------------------------------------------------------------------------
                                                    $        17.2                    51.7
         =======================================================================================


         In addition to the above, the Company will continue to record adjustments to coal-related contingent liabilities within discontinued operations.

(3) The Company contributed $50 million in the third quarter of 2003 and $32 million in the second quarter of 2003 to its Voluntary Employees' Beneficiary Association trust ("VEBA"), and at September 30, 2003, the Company's VEBA held approximately $100 million. The VEBA is designed to tax efficiently fund certain retiree medical liabilities, primarily for retired coal miners and their dependents.


(4) The Company closed the sale of its natural gas business in August 2003 and received approximately $81 million in net cash proceeds. At the effective date of sale, the natural gas business had approximately $24 million carrying value of net assets.

         In July 2003, the Company agreed to sell its timber business for approximately $38 million in cash. The sale of the timber business is contingent upon various closing conditions and is expected to close in late 2003. At September 30, 2003, the timber business had approximately $7 million in the carrying value of net assets and approximately $5 million in future operating lease obligations that are not expected to transfer to the buyers.

         Discontinued operations in the third quarter of 2003 includes an after-tax gain on the sale of the natural gas business as well as the after-tax results of operations for the natural gas and timber businesses. In the first half of 2003, the Company recorded a charge in discontinued operations related to a revision of the estimated withdrawal liabilities for coal-related multi-employer pension plans. In 2002, the Company revised its estimate of coal operating losses to be incurred during the disposal period.

         Summary of Discontinued Operations


                                                      Three Months Ended                Nine Months Ended
                                                         September 30,                    September 30,
         (in millions)                                 2003         2002              2003           2002
         -------------------------------------------------------------------------------------------------
         Gain on sale of natural gas business      $    57.3         -                57.3            -

         Results from operations:
              Natural gas                                2.3         2.3              11.2            6.6
              Timber                                     0.1        (0.2)              0.3           (0.7)

         Adjustments to Coal
           contingent liabilities                       (0.1)        -                (3.6)           -

         Coal operating losses during
           the disposal period                           -           -                 -            (15.0)
         -------------------------------------------------------------------------------------------------
                                                        59.6         2.1              65.2           (9.1)
              Income taxes                             (20.7)       (0.7)            (23.0)           2.1
         -------------------------------------------------------------------------------------------------
                                                   $    38.9         1.4              42.2           (7.0)
         =================================================================================================


(5) Brink's, Incorporated's North American operating income in the third quarter of 2003 includes a $4.7 million gain on the sale of operating assets, and $3.5 million of costs associated with the closure of its former headquarters in Darien, Connecticut.

         In the second quarter of 2003, the Company accepted $19.8 million in full settlement of the notes receivable and royalty obligations received as part of the consideration in the sale of its former Virginia coal operations. The Company recognized a $2.6 million pretax gain, classified as part of other nonoperating income, net, on the settlement in the second quarter of 2003.

         Stabilization Act compensation of $5.9 million received in third quarter 2002 represents amounts received by the Company from the U.S. government pursuant to the Air Transportation Safety and System Stabilization Act.

         In October 2003, the Company sold its 23.3% interest in MPI Mines Ltd. for approximately $19 million in cash. A gain of approximately $10 million will be reported as other operating income in continuing operations in the fourth quarter of 2003. The Company considers its remaining gold assets a noncore business. The Company includes the operating results of its gold business in continuing operations within corporate and other.

         In October 2003, a definitive agreement to sell substantially all of the Company's coal properties in West Virginia was reached.


(6) The effective tax rate was 15.9% in the third quarter of 2003 compared with 38.6% in the 2002 third quarter. The lower rate was primarily due to the reduction of deferred tax liabilities as a result of the favorable resolution of certain U.S. tax issues.


(7)



                                                       Three Months Ended         Nine Months Ended
                                                          September 30,              September 30,
         (In millions)                                  2003         2002         2003         2002
         ------------------------------------------------------------------------------------------
         Weighted average common shares outstanding:
              Basic                                     53.3         52.2         53.0         52.0
              Diluted                                   53.4         52.5         53.0         52.3
         ==========================================================================================


         The Company redeemed its preferred stock in the third quarter of 2002. Dividends paid to preferred stockholders prior to the redemption and a $0.6 million premium on the redemption of the preferred stock reduced diluted earnings per share by $0.01 per share in the third quarter of 2002 and by $0.02 per share in the first nine months of 2002.

(8) Reconciliation of non-GAAP measures.

     (a) A reconciliation of monthly recurring revenues to reported BHS revenues follows:


                                                         Nine Months Ended
                                                              September 30,
         (In millions)                                   2003              2002
         ----------------------------------------------------------------------
         September:
           Monthly recurring  revenues  ("MRR") (a)  $     22.7            20.5
           Amounts excluded from MRR:
              Amortization of deferred revenue              2.1             1.9
              Other revenues (b)                            1.6             1.6
         ----------------------------------------------------------------------
           Revenues on a GAAP basis                        26.4            24.0
         ======================================================================

         Revenues (GAAP basis):
           September                                       26.4            24.0
           January - August                               202.9           185.6
         ----------------------------------------------------------------------
           January - September                       $    229.3           209.6
         ======================================================================

         (a) MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.

         (b)  Revenues that are not pursuant to monthly contractual billings.

         The Company believes the presentation of MRR is useful to investors because the measure is used to assess the amount of recurring revenues a home security business produces.

     (b) A reconciliation of after-tax coal-related expenses to reported coal-related expenses follows:




                                               Three Months Ended      Nine Months Ended
                                                  September 30,          September 30,
         (In millions)                                2003                   2003
         -------------------------------------------------------------------------------
         Coal-related expenses, before tax     $      17.2                   51.7
         Income taxes                                  6.0                   18.1
         -------------------------------------------------------------------------------
         Coal-related expenses, after tax      $      11.2                   33.6
         ===============================================================================


         The Company believes the presentation of coal-related expenses, after-tax, is useful to investors to assess the effect on income from continuing operations, an after-tax measure, of the transition from the accounting treatment in 2002 for retained coal-related expenses under APB No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", to the accounting treatment in 2003 as an expense classified as part of continuing operations.


(9) Certain prior period amounts have been reclassified to conform to the current period's financial statement presentation.



                                      # # #


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